Registration Statement No. 333-275898 Filed pursuant to Rule 433

Dual Directional Trigger Jump Securities Based on the Performance of the MSCI Emerging Markets Index due July 6, 2028

Dual DirectionalTrigger Jump Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the Dual Directional Trigger Jump Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the securities.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”)
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2025
Original issue date:	July 3, 2025
Valuation date:	June 30, 2028
Maturity date:	July 6, 2028
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•     If the final underlier value is greater than or equal to the initial underlier value:

$1,000 + the upside payment

•     If the final underlier value is less than the initial underlier value but greater than or equal to the trigger value:

$1,000 + (-1× $1,000 × underlier return)

In this scenario, you will receive a positive return on the securities equal to the absolute value of the underlier return, even though the underlier return is negative. In no event will this return exceed 10%.

•     If the final underlier value is less than the trigger value:

                             $1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 90% of the stated principal amount. You will lose more than 10% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Upside payment:	$300.00 per security (30.00% of the stated principal amount)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	90% of the initial underlier value
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017PBU4 / US78017PBU49
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010325007815/dp230597_424b2-mseln635mxef.htm

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $910.51 and $960.51 per security and will be less than the public offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The Securities   ■ The Underlier

HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
50.00%	$1,300.00
40.00%	$1,300.00
30.00%	$1,300.00
20.00%	$1,300.00
10.00%	$1,300.00
0.00%	$1,300.00
-5.00%	$1,050.00
-10.00%	$1,100.00
-10.01%	$899.90
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not pay interest or guarantee return of principal.

▪	The appreciation potential of the securities is limited by the upside payment.

▪	Your potential for a positive return from depreciation of the underlier is limited.

▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.

▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities.

▪	Any payment on the securities will be determined based on the closing values of the underlier on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the securities will be less than the public offering price

▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.

▪	The securities are subject to risks relating to non-U.S. securities markets.

▪	The securities are subject to risks relating to emerging markets.

▪	The value of the underlier is subject to currency exchange risk.

▪	We may accelerate the securities if a change-in-law event occurs.

▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to the underlier could adversely affect any payments on the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.